Exhibit 3.1

Amendments to By-laws of Marathon Oil Corporation

Effective February 23, 2011, Article II, subsection (b) of Section 2.12. Board Committees of the Company’s By-laws shall be amended to read in full:

“(b)      The Board by resolution may change the membership of any Board Committee at any time and fill vacancies on any of those committees.  A majority of the members of any Board Committee will constitute a quorum for the transaction of business by that committee unless the Board by resolution requires a greater number for that purpose.  The Board by resolution may elect a chairman of any Board Committee.  Except as expressly provided in these By-laws, the election or appointment of any director to a Board Committee will not create any contract rights of that director, and the Board’s removal of any member of any Board Committee will not prejudice any contract rights that member otherwise may have.”

Effective February 23, 2011, Article IV, Sections 4.1, 4.2 and 4.3 of the Company’s By-laws shall be amended to read in full:

“Section 4.1. Certificates of Shares. Shares of each class of the capital stock of the Corporation shall be uncertificated and shall not be represented by certificates, except to the extent as may be required by applicable law or as may otherwise be authorized by the Secretary or an assistant secretary of the Corporation.  Ownership of any such uncertificated shares shall be evidenced by book-entry notation on the stock transfer records of the Corporation.  Notwithstanding the foregoing, shares of capital stock of the Corporation represented by a certificate and issued and outstanding on February 23, 2011 shall remain represented by a certificate until such certificate is surrendered to the Corporation.  All certificates surrendered to the Corporation shall be cancelled, and no new certificate shall be issued, except as may be required by applicable law or as may be authorized by the Secretary or an assistant secretary of the Corporation.

No certificate representing shares of capital stock of the Corporation shall be valid unless it is signed by two principal officers of the Corporation, or one principal officer and an assistant secretary or an assistant treasurer of the Corporation, but, where such certificate is signed by a registrar other than the Corporation or its employee the signatures of any such officer and, where authorized by resolution of the Board of Directors, any transfer agent may be facsimiles.  In case any officer or transfer agent of the Corporation who has signed, or whose facsimile signature has been placed upon, any such certificate shall have ceased to such be such officer or transfer agent of the Corporation before such certificate is issued, such certificate may be issued by the Corporation with the same effect as though the person or persons were such officer or transfer agent of the Corporation at the date of issue.

With respect to each class of capital stock of the Corporation, any certificates issued shall be consecutively numbered. The name of the person owning the shares represented thereby, with the class and number of such shares and the date of issue, shall be entered on the Corporation’s books.

Section 4.2. Transfer of Shares. Transfers of shares shall be made on the stock transfer records of the Corporation only by the registered holder thereof, or by such holder’s attorney thereunto authorized by power of attorney duly executed and filed with the Corporation’s Secretary, or with a transfer agent duly appointed, and upon surrender of the certificate or certificates for such shares properly endorsed, if such shares are represented by a certificate, and payment of all taxes thereon.  Upon receipt of proper transfer instructions from the registered holder of uncertificated shares, from an approved source duly authorized by such holder or from such holder’s attorney thereunto authorized by power of attorney duly executed and filed with the Corporation’s Secretary, or with a transfer agent duly appointed, such uncertificated shares shall be cancelled and issuance of new equivalent uncertificated shares shall be made to the person entitled thereto and the transaction shall be recorded on the stock transfer records of the Corporation.  The person in whose name shares stand on the Corporation’s stock transfer records shall be deemed the absolute owner thereof for all purposes as regards the Corporation and, accordingly, the Corporation shall not be bound to recognize any equitable or other claim to or interest in such shares on the part of any other person, whether or not it shall have express or other notice thereof.

Section 4.3. Regulations. The Board of Directors shall have power and authority to make all such additional rules and regulations as it may deem expedient concerning the issue, transfer and registration or replacement of shares of the capital stock of the Corporation.

The Board of Directors may appoint one or more transfer agents or assistant transfer agents, including the Corporation, and one or more registrars of transfers, including the Corporation, and may require any stock certificates to bear the signature of a transfer agent or assistant transfer agent and a registrar of transfers. The Board of Directors may at any time terminate the appointment of any transfer agent or any assistant transfer agent or any registrar of transfers.”

Effective February 23, 2011, Article V, Section 5.7 and subsection (a) of Section 5.7 of the Company’s By-laws shall be amended to read in full:

“Section 5.7  Non-exclusivity; Equivalence to Contract Rights; Survival of Rights; Insurance; Subrogation.

(a)  The rights to indemnification and advancement of Expenses and the remedies this Article V provides are not and will not be deemed exclusive of any other rights or remedies to which any Indemnitee may at any time be entitled under applicable law, the Certificate of Incorporation, any agreement, a vote of stockholders or Disinterested Directors, or otherwise, but each such right or remedy under this Article V will be cumulative with all such other rights and remedies.  The rights to indemnification and advancement of Expenses this Article V provides shall be considered the equivalent of a contract right that vests upon the occurrence or alleged occurrence of any act or omission that forms the basis for or is related to the claim for which indemnification is sought by an Indemnitee, to the same extent as if the provisions of this Article V were set forth in a separate, written contract between such Indemnitee and the Corporation, and no amendment, modification or repeal of this Article V or any provision hereof will limit or restrict any right of any Indemnitee under this Article V in respect of any action that Indemnitee has taken or omitted in that Indemnitee’s capacity as a Functionary of the Corporation or any Related Enterprise prior to that amendment, modification or repeal.  This Article V will not limit or restrict the power or right of the Corporation, to the extent and in the manner applicable law permits, to indemnify and advance expenses to Persons other than Indemnitees when and as authorized by the Board or by other appropriate corporate action.”